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                                                                   EXHIBIT 10.40

[LOGO OF AUTOWEB.COM]

[LETTERHEAD OF AUTOWEB.COM]



December 4, 2000


Mr. Michael F. Schmidt
4 Claremont Lane
Coto De Caza, CA 92679

Dear Michael:

This letter supersedes all previous offers and communications, whether written or oral. I am pleased to extend to you an offer of employment as Chief Financial Officer at Autoweb.com, reporting to me. The intent of this letter is to set forth the terms and conditions of an offer of employment to you.

In this capacity, Autoweb.com is offering you the following compensation:

 .  An annual base salary of $170,000, which will be paid semi-monthly.
 . Eligibility for a 30% bonus, paid quarterly, based on company performance and individual objectives. Your objectives will be set jointly with you within 45 days of your joining Autoweb.com.
 . If the Company terminates your employment for any reason other than cause, the Company will pay you a lump sum payment of 6 months annual base compensation

You will also be eligible to receive certain employee benefits including health, vision and dental insurance effective your first day of employment, and our 401(k) plan effective at a later date. Additionally, you will be eligible for fifteen days of Paid Time Off (PTO) and eleven paid holidays per year, which are pro-rated based upon your date of hire.

Additionally, the Company will grant you an option to purchase 150,000 shares of Common Stock (Incentive Stock Option Plan) at an exercise price to be determined by the Board of Directors based upon the fair market value of the common stock at the time of grant. The options shall vest over a four-year period as follows:
10% of the shares will vest upon grant, an additional 15% of the initial shares will vest upon the first anniversary of the grant date, and the balance will vest on a pro rata monthly basis thereafter, and will be more fully detailed in documentation to be supplied to you after your arrival at Autoweb.com.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, rate or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into, at will. As a result, either party may conclude its employment relationship at any time, with or without cause. In the event of a Change of Control, and if you are not retained as an employee of the Company at a similar level/position, 75% of your unvested















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Michael F. Schmidt
December 4, 2000
Page 2


options will vest. If a new Change of Control Policy is adopted for Executives of the Company you will be covered under the terms of the new policy.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as soon as possible. I have enclosed a duplicated original for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement and an Employee Non Disclosure Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except through a written agreement signed by the Company.

Michael, I feel that Autoweb.com is putting together an excellent team and I am convinced you have the background, skills, and leadership abilities to assist Autoweb.com in achieving its business objectives. I feel you would be an excellent addition to our team. I look forward to working with you.


                                                        Sincerely,

                                                        /s/ Jeffrey A. Schwartz
                                                        -----------------------
                                                        Jeffrey A. Schwartz
                                                        Chief Executive Officer





AGREED TO AND ACCEPTED:



/s/ Michael F. Schmidt          Date:    12/4/00
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Michael F. Schmidt

        12/6/01
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Start Date